UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012

______________

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

May 20, 2009
_____________

It is my pleasure to invite you to attend the 2009 Annual Meeting of the Stockholders of Advance Auto Parts, Inc. (the “Company”), a Delaware corporation, on Wednesday, May 20, 2009 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia  24016.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in this Proxy Statement:

1.	Election of the seven nominees named in the attached proxy statement to the Board of Directors to serve until the 2010 annual meeting of stockholders;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009; and

3.	To act upon such other matters, if any, as may properly come before the meeting.

The Board of Directors set March 30, 2009 as the Record Date.  Only record holders of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend the meeting and vote.  We urge you, after reading this proxy statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend the meeting, you may vote in person, even if you previously voted by proxy.

By order of the Board of Directors,

Michael A. Norona
Executive Vice President, Chief Financial Officer
and Secretary
Roanoke, Virginia
April 14, 2009

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	6

Nominees for Election to Our Board	6

CORPORATE GOVERNANCE	8

MEETINGS AND COMMITTEES OF THE BOARD	11

COMPENSATION COMMITTEE REPORT	13

COMPENSATION DISCUSSION AND ANALYSIS	13

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	23

Summary Compensation Table	23

2008 Grants of Plan-Based Awards Table	25

Outstanding Equity Awards at 2008 Fiscal Year-End Table	27

2008 Option Exercises and Stock Vested Table	28

2008 Non-Qualified Deferred Compensation Table	29

Potential Payments Upon Termination or Change in Control Table	29

EQUITY COMPENSATION PLAN INFORMATION TABLE	32

NON-MANAGEMENT DIRECTOR COMPENSATION	32

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE COMMITTEE	39

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	39

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009	40

2008 and 2007 Audit Fees	40

AUDIT COMMITTEE REPORT	41

OTHER MATTERS	42

i

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ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING
Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on May 20, 2009.

This proxy statement and the 2008 annual report to shareholders are available on our Internet web site at www.AdvanceAutoParts.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this proxy statement, including the election of the seven nominees named below as directors and the ratification of the Company’s independent registered public accounting firm (the “independent auditors”).  This proxy statement summarizes the information you need to know to vote at the Annual Meeting.  This proxy statement and form of proxy were first mailed to stockholders on or about April 14, 2009.

Where will the Meeting be held?

The 2009 Annual Meeting will be held on Wednesday, May 20, 2009 at 8:30 a.m. (EDT), at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia 24016.  The Hotel Roanoke and Conference Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

The Board of Directors of the Company (“Board”) is soliciting your proxy to vote at the Annual Meeting.

What am I voting on?

You are voting on two items:

1.	The election of the following seven nominees to the Board of Directors to serve until the 2010 annual meeting of stockholders:

●	John F. Bergstrom	●	Gilbert T. Ray
●	John C. Brouillard	●	Carlos A. Saladrigas
●	Darren R. Jackson	●	Francesca M. Spinelli
●	William S. Oglesby

2.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2009.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR each of the seven director nominees; and

2.	FOR ratification of the appointment of Deloitte as independent registered public accounting firm for 2009.

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Darren R. Jackson and Michael A. Norona as proxies, with full power of substitution (“Proxies”), to vote on such matters in their discretion.

Who is entitled to vote?

Stockholders of record as of the close of business on March 30, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card for you to use for providing directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

●	By Internet at www.proxyvote.com;

●	By toll-free telephone at 1-800-690-6903;

●	By completing and mailing your proxy card; or

●	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 19, 2009, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR items 1 and 2.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your broker to vote in person at the Annual Meeting.

Can I change my vote?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	Entering a new vote by Internet or telephone;

●	Returning a later-dated proxy card;

●
Sending written notice of revocation to Michael A. Norona, Executive Vice President, Chief Financial Officer and Secretary, at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

●	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, and vote tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

The Company will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  Our officers, directors and employees may supplement these solicitations of proxies by telephone, facsimile, e-mail and personal solicitation.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on items at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, will be counted in determining the quorum.  On the Record Date, there were 95,182,092 shares outstanding and 1,422 stockholders of record.  A majority of common stock, or 47,591,047 shares, will constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting.

If that happens, the bank or broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange.  On non-routine matters, a bank or broker cannot vote without instructions from the beneficial owner, resulting in a “broker non-vote.”  Broker non-votes will not affect the outcome of the matters being voted on at the Annual Meeting, assuming that a quorum is obtained.

What vote is required to approve each proposal?

Item 1.  For the election of directors, the seven nominees for director will be elected if they receive a majority of the votes cast at the annual meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes.

Item 2.  Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented, and entitled to vote at the annual meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes.

Who can attend the Annual Meeting?

All Advance Auto Parts stockholders as of the close of business on the Record Date may attend.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, BNY Mellon Shareowner Services, toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank, or other nominee, and I receive multiple copies of the annual report, proxy statement, and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank, or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement, and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact BNY Mellon Shareowner Services toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact BNY Mellon Shareowner Services and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and proxy statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet web site, www.AdvanceAutoParts.com (click on the homepage link to Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will mail them promptly if you request them from our corporate office by phone at (540) 561-6444 or by mail to 5008 Airport Road, Roanoke, VA 24102, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in our Report on Form 10-Q for the second quarter of 2009.

What is the deadline for consideration of shareholder proposals for the 2010 Annual Meeting?

A stockholder who wants to present a proposal at the 2010 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 15, 2009.  Applicable Securities and Exchange Commission (“SEC”) rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

A stockholder who wants to present a proposal at the 2010 annual meeting (but not to include the proposal in our proxy statement) or to nominate a person for election as a director must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 45 days and no more than 75 days prior to the anniversary of the date on which we first mailed the proxy materials for the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than January 29, 2010, and no later than February 28, 2010.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws upon request from our corporate secretary at Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012.  Our by-laws are also available on our web site at www.AdvanceAutoParts.com.  Management may vote proxies in its discretion on any matter at the 2010 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph.  In addition, our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect as directors the seven nominees listed below to serve until our 2010 annual meeting of stockholders or until their respective successors are elected and qualified.  Our Board has nominated John F. Bergstrom, John C. Brouillard, Darren R. Jackson, William S. Oglesby, Gilbert T. Ray, Carlos A. Saladrigas, and Francesca M. Spinelli for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  Lawrence P. Castellani and Nicholas J. LaHowchic, who are current directors, were not nominated for re-election and will retire from the Board at the end of their current terms.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

 Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 30, 2009.

Name	Age	Position
John F. Bergstrom(3)(4)	62	Director
John C. Brouillard(1)(2)	60	Chair
Darren R. Jackson	44	Director and Chief Executive Officer
William S. Oglesby(3)(4)	49	Director
Gilbert T. Ray(2)(4)	64	Director
Carlos A. Saladrigas(1)	60	Director
Francesca M. Spinelli(2)(4)	55	Director
_______________
(1)     Member of Audit Committee
(2)     Member of Compensation Committee
(3)     Member of Finance Committee
(4)     Member of Nominating and Corporate Governance Committee

     Mr. Bergstrom, Director, became a member of our Board in May 2008.  Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which owns and operates 24 automobile dealerships representing 26 different brands.  Mr. Bergstrom has served in his current role for the past five years.  Mr. Bergstrom serves as a director of Kimberly-Clark Corporation, a global health and hygiene company; Wisconsin Energy Corporation, a diversified energy company; Midwest Airlines; and Green Bay Packers, Inc.   Mr. Bergstrom also serves as President of the Theda Clark Medical Center Foundation.

     Mr. Brouillard, Chair, became a member of our Board in May 2004 and was appointed Lead Director on February 14, 2007.  Mr. Brouillard served as the interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 7, 2008, when he became the non-executive Chair of the Board.  Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company in June 2005, a position that he had held since February 1991.  From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, including serving as President of that company.  Mr. Brouillard serves as a director of Eddie Bauer Holdings, Inc., an outdoor apparel and accessories retailer.

     Mr. Jackson, Director and Chief Executive Officer, became a member of our Board in July 2004.  Mr. Jackson became the President and Chief Executive Officer on January 7, 2008, and has served as Chief Executive Officer since January 27, 2009.  Prior to joining us, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups.  He joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001.  Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions including Chief Financial Officer of Carson Pirie Scott & Company.  He began his career at KPMG.  Mr. Jackson serves as Vice Chairman of the Marquette University board and as a director of Cristo Rey Network.

     Mr. Oglesby, Director, became a member of our Board in December 2004.  Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P., a global investment and advisory firm, and has held this position since April 2004.  Mr. Oglesby has over 25 years of investment experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

     Mr. Ray, Director, became a member of our Board in December 2002.  Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in February 2000. Mr. Ray is a member of the boards of Watson Wyatt Worldwide, Inc.; IHOP Corp.; Automobile Club of Southern California; Sierra Monolithics, Inc.; and Diamond Rock Hospitality Company.  Mr. Ray is also a trustee of SunAmerica Series Trust; Seasons Series Trust; and The John Randolph Haynes and Dora Haynes Foundation.

     Mr. Saladrigas, Director, became a member of our Board in May 2003.  Mr. Saladrigas has been the Chairman and Chief Executive Officer of Regis HR, a Professional Employee Organization since July 2008.  Mr. Saladrigas served the Premier America Bank in Miami, Florida, as Vice Chairman from June 2007 to July 2008, and as Chairman from September 2001 until June 2007.  From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a human resources outsourcing company that provides human resource functions to small and mid-sized businesses.  Mr. Saladrigas serves as a director of Progress Energy, Inc.; Carolina Power & Light Company; and Florida Progress Corporation.

     Ms. Spinelli, Director, became a member of our Board in November 2002.  Ms. Spinelli has been the Senior Vice President, People for PetSmart, Inc., a retail supplier of pet products and services, since September 2003.  Previously, Ms. Spinelli served as the Senior Vice President of People for RadioShack Corporation, an electronics retailer, a position she held from December 1999 to June 2003.  From July 1998 to December 1999, she served as Vice President of People for RadioShack Corporation.  From February 1997 to July 1998, Ms. Spinelli served as Corporate Vice President of Organizational Development for Wal-Mart Stores, Inc.  From March 1993 to February 1997, Ms. Spinelli served as Vice President of Human Resources for McLane Company, Inc., a former division of Wal-Mart Stores, Inc.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

●
the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board;

●
Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisors and our expectations regarding the performance of our directors;

●
committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

●	chief executive officer evaluation, management development and succession planning;
●	codes of conduct; and
●
other matters, including charitable contributions, use of the corporate airplane, auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to the Company’s executive officers and directors, and confidential stockholder voting.

A complete copy of our guidelines on significant governance issues is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by sending a request to our corporate secretary at 5008 Airport Road, Roanoke, Virginia  24012.

Director Independence

Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that Messrs. Bergstrom, Brouillard, LaHowchic, Oglesby, Ray, Saladrigas and Ms. Spinelli are each “independent” directors under the listing standards of the NYSE, because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  In addition, based on such standards, the Board determined that Mr. Castellani is not independent because he was our former Chief Executive Officer, and Mr. Jackson is not independent because he is our Chief Executive Officer.   The Board made this determination after assessing the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation, based upon all facts and circumstances known to the Board, including, among other things, a review of questionnaires submitted by these directors and a review of a recent resume or biography of each director.  Our Board reviews each director’s status under this definition annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Non-Management Directors

During 2008, the non-management directors on our Board met a total of four times.  In addition, the independent directors met separately two times during 2008.   During 2008, these meetings were presided over by Mr. Brouillard, who became the non-executive Chair of the Board on January 7, 2008.  For 2009, our non-management directors are scheduled to meet separately in conjunction with each of the five scheduled meetings of the Board.  Mr. Brouillard is expected to preside over these meetings during 2009.

Stockholder and Interested Party Communications with our Board

Communications with our Board Generally.  Stockholders who desire to communicate with our Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to our Board, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel.  The general counsel will not edit or modify any such communication received and will forward each such communication to the appropriate director or directors, as specified in the communication.  If the envelope containing a communication that a stockholder wishes to be confidential is conspicuously marked “Confidential,” the general counsel will not open the communication.  Communications will be forwarded by the general counsel to our Board or any specified directors on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.  In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  All of our current directors were in attendance at our 2008 annual meeting of stockholders except Mr. Bergstrom, who was elected after the annual meeting of stockholders.

Interested Party Communications with our Independent Directors, our Non-Management Directors or our Board Chair.  Any interested party, including stockholders, who desires to communicate directly with one or more of the independent directors, our non-management directors as a group, or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: General Counsel.  The general counsel will not open any such communication received and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or non-management members of our Board or management unless so instructed by the independent or non-management directors.  Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

Nominations for Directors

  Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2008 the Committee did not utilize the services of a search firm.  After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a director candidate must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 45 days or more than 75 days prior to the first anniversary date of the mailing of our proxy materials for the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence address, principal occupation or employment, the number of shares of Company stock owned by the nominee, and any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on the Company’s books and the number of shares that are beneficially owned by the stockholder.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by requesting a copy from our corporate secretary at Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012.  Our by-laws also are available on our web site at www.AdvanceAutoParts.com.

Code of Ethics and Business Conduct

We expect and require all of our employees, who we refer to as our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a code of ethics and business conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  A complete copy of the code of ethics and business conduct is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by sending a request to our corporate secretary at 5008 Airport Road, Roanoke, Virginia  24012.

 Code of Ethics for Finance Professionals

We also have adopted a code of ethics for finance professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations, and to deter wrongdoing.  Our code of ethics for finance professionals is intended to supplement our code of ethics and business conduct.  A complete copy of the code of ethics for finance professionals is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by sending a request to our corporate secretary at 5008 Airport Road, Roanoke, Virginia  24012.

Related Party Transactions

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.  Pursuant to our code of ethics and business conduct, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transactions or relationship that may create an actual or perceived conflict of interest.

Mr. Michael Marolt, Senior Vice President, Customer Operations Excellence Officer, and Mr. Kenneth A. Wirth, Jr., Senior Vice President, Customer Experience Officer, served as executive officers of the Company for a portion of fiscal year 2008.  Mr. Marolt’s base salary of $225,000 and Mr. Wirth’s base salary of $275,000 were approved by management.  Their annual and long-term incentive compensation was approved by the Board’s independent Compensation Committee.

For fiscal year 2009, all compensation for all executive officers of the Company has been approved by the Board’s independent Compensation Committee.

Mr. Freeland, who became the Company’s Executive Vice President, Supply Chain and Information Technology in February 2008, was formerly the President of Optimal Advantage, a consulting firm that he founded.   During 2007, prior to Mr. Freeland becoming an executive officer, the Company retained Optimal Advantage to perform consulting services at a cost of $500,000.  Mr. Freeland divested his interest in Optimal Advantage prior to becoming an executive officer of the Company; however, as part of the terms of his employment offer approved by the Compensation Committee, the Company agreed to provide assistance to Mr. Freeland for his business lease obligation by reimbursing him for his out-of-pocket expenses that he is unable to mitigate, up to a maximum of $350,000, which must be repaid by Mr. Freeland if he leaves the Company within one year.  No payments have been made by the Company under this provision.  In addition, in order to assist Mr. Freeland to transition his business, the Company agreed to utilize the consulting services of Optimal Advantage to work on the Company’s supply chain optimization and custom mix projects for at least three months.  During 2008, the Company paid $539,721 to Optimal Advantage for consulting services and related expenses.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met eight times during 2008.  Each director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”).  In addition, we have a Finance Committee.  The following table sets forth the names of each current committee member, the primary responsibilities of each committee and the number of times each committee met in 2008:

Name of Committee and Members	Primary Responsibilities	# of Meetings in 2008
Audit Carlos A. Saladrigas (Chair) John C. Brouillard Nicholas J. LaHowchic	● monitors the integrity of our financial statements, reporting processes, internal controls, reisk management and legal and reulatory compliance; ● selects, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm; pre-approves all audit and permitted non-audit services; ● monitors the qualifications, independence and performance of our independent registered public accounting firm; and ● oversees our internal audit function.	9
Compensation Francesca M. Spinelli (Chair) John C. Brouillard Gilbert T. Ray	● reviews and approves our executive compensation philosophy; ● annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO's performance in light of these goals. ● determines the compensation of our executive officers and approves compensation for key members of management; ● oversees our incentive and equity-based compensation plans; and ● oversees development and implementation of executive succession plans, including identifying the CEO's successor and reporting annually to the Board.	5

Name of Committee and Members	Primary Responsibilities	# of Meetings in 2008
Finance William S. Oglesby (Chair) John F. Bergstrom Lawrence P. Castellani Nicholas J. LaHowchic	● reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short-term and long-term financing; ● reviews credit metrics, including debt ratios, debt levels and leverage ratios; ● reviews all aspects of financial planning, cash uses and our expansion program; and ● reviews and recommends the annual financial plan to the Board.	5
Nominating and Corporate Governance Gilbert T. Ray (Chair) John F. Bergstrom William S. Oglesby Francesca M. Spinelli	● assists the Board in identifying, eveluating and recommending candidates for election to the Board; ● establishes procedures and provides oversight for evaluating the Board and management; ● develops, recommends and reassesses our corporate governance guidelines; and ● evaluates the size, structure and composition of the Board and its committees.	4

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee.  Each of the charters is available on our web site at www.AdvanceAutoParts.com.  In addition, you may obtain a print copy of each charter by sending a request to our corporate secretary at 5008 Airport Road, Roanoke, Virginia  24012.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves on the compensation committee of any other company or board of directors of any other company of which any member of our Compensation Committee or Board is an executive officer.

COMPENSATION COMMITTEE REPORT

Our Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Our Committee chair is Ms. Spinelli.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our web site at www.AdvanceAutoParts.com under the investor relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this proxy statement has been prepared with integrity and objectivity in conformity with SEC regulations.  Based upon our discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Francesca M. Spinelli (Chair)
John C.  Brouillard
Gilbert T. Ray

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we provide you with an overview and analysis of our compensation programs and policies, the material compensation decisions we have made during 2008 under those programs and policies, and the material factors considered in making those decisions.  Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about compensation earned by our named executive officers in 2008.

Compensation Decision Roles

The Compensation Committee of the Board (“Committee”) approves all compensation for our named executive officers, authorizes all awards under the Advance Auto Parts 2004 Long-Term Incentive Plan, as amended (“2004 LTIP”), recommends or reports its decisions to the Board of Directors, and oversees the administration of the compensation program for named and senior executive officers.  Decisions regarding non-equity compensation of other employees are made by management.  The Chief Executive Officer annually reviews the performance of each named executive officer and other senior officers and makes recommendations with respect to salary adjustments and incentive amounts to the Committee.  The Chief Executive Officer’s performance is reviewed annually by the Committee.  The Committee has final approval on the determination of compensation recommendations for named executive officers and other executive officers as required.  Management is responsible for developing and maintaining an effective compensation program throughout the Company.  The Committee’s charter, which can be found on the Company’s website at www.AdvanceAutoParts.com, lists the specific responsibilities of the Committee.

Compensation Philosophy and Objectives

Compensation provided to our executive officers is intended to be closely linked with the performance of the Company.  Our compensation programs are designed to ensure that:

●     compensation is linked to annual and long-term Company performance goals that are structured to align the interests of executive officers with those of our stockholders;
●     compensation programs reward executive officers for achieving sustainable profitable growth of the Company;
●     a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers and our stockholders; and
●     compensation is competitively positioned with compensation levels comparable to our retail competitors so we can attract, retain and motivate superior management talent essential to our long-term success.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentives to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.  The Committee has engaged Frederic W. Cook & Co., Inc., an independent consulting firm (“Cook”), to provide advice and assistance to the Committee when making compensation decisions for our named executive officers, as well as for other senior executives.  Cook provides information regarding market compensation and practices, assists the Committee in the review and evaluation of such compensation and practices, and advises the Committee regarding compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer.

The Committee also utilized the 2008 National Retail Industry database provided by Hay Group, an independent consulting firm utilized by management, as one component of its decisions for executives’ compensation in 2008.  Hay Group collected data from a broad group of over ninety retail companies with which we compete for key management and executive talent.  After adjusting the data using standard statistical methods based on revenue to make the information more comparable for a company our size, Hay Group provided this retail compensation data to the Committee and Cook in a summary form.  The Hay Group retail compensation data provides a frame of reference for the Committee to consider as it makes decisions each year about base salary, annual incentives, and long-term incentives for our named executives and other employees.

Due to the number of companies comprising the retail compensation data provided by Hay Group, the manner in which these data have been adjusted, and the additional factors taken into consideration in determining the compensation for each executive, we believe describing the retail compensation data in summary form better serves our investors’ understanding of our compensation policies than listing the more than ninety companies in the database.

A second frame of reference for the Committee is a defined group of peer companies in the retail industry.  The Committee considers information from the peer group regarding executive compensation levels and practices, and our relative performance against peer companies.  In 2008, on behalf of the Committee, Cook conducted a competitive review of the compensation practices among the peer companies, including named executive officer pay levels and compensation mix.  Cook also reviewed the long-term incentive grant practices of our peer companies for share utilization (i.e., potential share dilution from equity compensation grants, annual share usage, and annual fair value transfer costs).  Peer group companies were selected based on their similarity to the Company on the basis of several factors, including sales, store and employee count, overall market value, customer profile, and their business-to-business and direct-to-customer business models.

Our peer group was reviewed in the fall of 2008 after which three companies were removed, and two companies were added.  Circuit City was removed due to its financial difficulties, CSK Auto was removed because it was acquired by O’Reilly Automotive, and Longs Drug Stores was removed because it was acquired by CVS Caremark.  Two companies, OfficeMax, Inc. and Sherwin-Williams Company were added based on their match to our peer group criteria.  Half of the peer group companies listed below are included in the retail compensation data provided by Hay Group.  The companies comprising our peer group as of year-end 2008 were:

AutoZone	OfficeMax
Barnes & Noble	O’Reilly Automotive
Bed Bath & Beyond	The Pep Boys
Borders Group	PetSmart
Collective Brands	RadioShack
Dollar Tree	Sherwin-Williams
Foot Locker	Williams-Sonoma
Genuine Parts

Historic Approach to Competitive Positioning

At the beginning of 2008, total direct compensation levels, defined as the combined value of annual and long-term compensation, were established by the Committee based on our percentile ranking in terms of year-over-year earnings per share growth over the prior three-year period, relative to our peer group in place at the time.  The most recent year’s performance was weighted 50 percent, the immediately prior year was weighted 25 percent, and the next prior year was weighted 25 percent.  For example, if our relative earnings per share performance for the prior three-year period ranked at the median of our peer group, we would set our total direct compensation levels to be roughly equivalent to the median compensation level as reflected in the Hay Group retail compensation data.  This approach was intended to establish compensation levels at the median of the Hay Group retail compensation data for comparable performance, and higher or lower compensation levels when our comparable earnings per share performance was above or below such retail companies’ performance.

During 2008, the Committee modified this philosophical approach and undertook the redesign of our executive compensation programs for several reasons.  First, any increase in share price due to our strong operational performance (or conversely, any decline in our share price due to weak performance) was not fully realized by participants because the equity grants of stock appreciation rights (“SARs”) and restricted stock were made after the measurement of our relative earnings per share.  Second, the Committee desired to link the long-term incentive program, and resulting compensation, share consumption, and award expenses, directly to achieving future Company goals.  Third, participants had difficulty in understanding how long-term incentive awards were calculated.  After significant discussion among management, the Committee and Cook, we redesigned our compensation methodology and implemented a revised approach to executive compensation that is more understandable and rewards executives for achieving key performance goals.

Revised Approach to Competitive Positioning

The Compensation Committee approved a revised methodology that was implemented in the fourth quarter of 2008.  Under this methodology, executives’ annual cash compensation is targeted at approximately the median of the Hay Group retail compensation data.  Executives have the potential to earn significantly higher actual annual cash compensation when our performance significantly exceeds our internal goals, or lower actual annual bonus amounts when our performance falls short of internal goals.  Long-term incentive target levels are set at the median of the Hay Group retail compensation data, with the potential for executive officers to earn higher values at roughly the seventy-fifth percentile of the Hay Group retail compensation data when performance goals are achieved over a defined performance period.  Long-term incentive awards will be lower than the Hay Group retail compensation data if Company performance does not achieve internal performance goals.

Executive Compensation Components

The principal components of compensation for our executive officers are:

●	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;
●	performance-based cash incentives, which are intended to link annual incentive compensation and annual performance goals and operating results;
●	long-term equity incentives, which are intended to link long-term incentive compensation with the Company's long-term value creation; and
●	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, the majority of an executive officer’s annual total target compensation is determined by Company performance against goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning executive and stockholder interests.

Base Salary

Executives’ base salaries are reviewed annually as part of our performance review process.  During its review of base salaries for executives, the Committee considers the Hay Group retail compensation data and a summary of the base salaries of our peer companies’ executives as presented in their last available proxy statements.  The Committee also reviews the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that in order to enable the Company to attract and retain executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries below or at a level approaching the median of the Hay Group retail compensation data described in the “Setting Executive Compensation” section above.

All executives have individual goals established near the beginning of the fiscal year.  The executive’s annual goals include specific goals related to Company initiatives for improving sales and profits and are intended to drive our business growth during the fiscal year while increasing the long-term viability of the business, as well as professional development goals. The executive’s individual goals and measurement of success vary with the individual executive’s area of responsibility and may or may not be tied to a specific financial measure.  For example, an executive may have a goal to improve customer satisfaction ratings by a certain percentage during the year.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance with respect to the executive’s individual goals along with the executive’s scope of responsibilities and our Company performance.  The Committee further reviews the Hay Group retail compensation data and exercises its judgment regarding base salary decisions for each executive.  Thus, if the Company has performed well as measured against its strategic goals, but an individual executive has fallen short of achieving his individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary level at a constant level from one year to the next or may approve a smaller salary increase than would have been the case if the executive had achieved his individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he may receive a salary increase even when the Company’s performance may have fallen short.

At the end of 2008, named executives’ base salaries were between the twenty-fifth and fiftieth percentile of the Hay Group retail compensation data described in the “Setting Executive Compensation” section.  In January 2009, base salaries for our chief executive officer, president, and chief operating officer were reduced.  The incremental base salary reductions were converted into a higher level of annual incentive compensation opportunity, which linked a greater portion of the executives’ compensation more directly to growing annual sales profitably. The base salary for our chief financial officer was further below the median of the Hay Group retail compensation data relative to other executives and was increased at the beginning of 2009.

Annual Incentive Plan

2008 Incentive Plan

Our annual incentive plan provides for the payment of cash bonuses based upon Company performance in relation to predetermined financial targets established near the beginning of the year.  For 2008, we established incentive targets at the median levels reported in the Hay Group retail compensation data, with the opportunity for above median payouts for correspondingly higher performance.  The overall incentive potential varies depending upon the executive’s position.  For 2008, our chief executive officer had an incentive target of 150 percent of base salary and other named executive officers had incentive targets of 60 or 65 percent of base salary.  The range of potential annual incentive payouts for 2008 was from zero to 200 percent of each executive officer’s incentive target.  In order for an executive officer to be entitled to receive the maximum annual incentive payout in 2008, the Company would have been required to exceed all predetermined financial targets.  For additional information about the Company’s annual incentive plan, please refer to the “2008 Grants of Plan-Based Awards Table,” which shows the threshold, target and maximum incentive amounts payable under the plan for 2008, and the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to executives for our 2008 fiscal year performance.

The following financial performance measures were established for 2008 with relative weights based on their significance in driving stockholder value: 1) Do It Yourself (“DIY”) sales growth for stores open for at least twelve months compared to budgeted growth level: 20 percent; 2) commercial comparable store sales growth compared to budgeted growth level: 20 percent; 3) operating income compared to budget level: 40 percent; and 4) specific achievement of reduction in store manager turnover compared to prior year: 20 percent.  Budgets for DIY sales, commercial sales, and operating income for the entire Company were approved by the Compensation Committee in February 2008 as part of the annual financial planning process established by the Board of Directors. These targets were determined by reviewing the Company’s historical performance and attempting to develop challenging, but attainable performance targets in light of market and competitive conditions.  For example, the store manager turnover target was determined by the Compensation Committee based on a desired level of improvement in 2008 over 2007 turnover levels.

The financial goals established in the 2008 annual budget process were intended to be challenging for our Company and our employees.  Performance against the budget and established incentive goals proved to be more achievable in 2008 than in 2007 due in part to the implementation of the four key business transformation strategies established by management and the Board of Directors early in the year.  The annual incentive plan payout to each of our executives in

2008 was 108.4 percent of their individual targets.  This was driven by an acceleration in our commercial comparable store sales growth from 6 percent to 12 percent in 2008, a decrease in the comparable store sales decline of 3 percent in fourth quarter 2007 to a decline of one percent in fourth quarter 2008, a 28 percent improvement in store manager turnover and a 4.9 percent increase in comparable operating income, which excludes the impact of the fifty-third week of fiscal year 2008 and a non-cash inventory adjustment.  Together, these key financial measures translated to an increase of approximately 16 percent in earnings per share for 2008 on a comparable operating basis.  Annual incentive plan payments in the two prior fiscal years for named executive officers were less than 10 percent of bonus targets when earnings per share growth was 1.4 percent and 5.6 percent for 2006 and 2007, respectively. The following table shows the annual incentive plan measures and payouts as a percentage of target for 2008.

2008 Annual Incentive Plan Performance Results

Measure	Weight	Threshold Performance (25% Payout)	Target Performance (100% Payout)	Maximum Performance (200% Payout)	Actual Performance vs. Goal	Actual Payout Percent
DIY Sales	20%	96% of goal	100% of goal	104% of goal	98.7%	75.6%
Commercial Sales	20%	96% of goal	100% of goal	104% of goal	102.7%	167.5%
Operating Income	40%	90% of goal	100% of goal	110% of goal	97.1%	78.3%
Store Manager Turnover	20%	94% of goal	100% of goal	130% of goal	111.1%	142.5%
Total Payout						108.4%

2009 Incentive Plan

Over the course of fiscal year 2008, the Committee worked with Cook and our Human Resources Department to review senior executive short-term and long-term incentive programs. The purpose of the review was to ensure that these incentive programs are properly aligned with our business objectives and serve as effective recruitment, retention and reward vehicles for our executives.  Upon the culmination of the review, changes to executives’ salaries, annual incentive opportunities and annual incentive plan performance targets were approved in November 2008, effective for fiscal 2009.  The new compensation philosophy shifts more of our executives’ potential annual earnings to performance-based incentives.  We have chosen to base our annual bonuses for executives and all other incentives for eligible employees on growth over prior year results.

The 2009 annual incentive compensation opportunities for the named executives will align more of their compensation with the Company’s financial performance. The annual incentive plan approved by the Committee for 2009 will be based on growth in our comparable store sales and growth in our operating income measured against the comparable 52-week period for the 2008 fiscal year.  These financial performance measures are weighted to reflect the significance of the key performance indicators in driving stockholder value.  Comparable store sales growth will be weighted 40 percent and operating income growth will comprise 60 percent of the executives’ annual incentive compensation opportunities.  The level of the Company’s comparable stores sales and comparable operating income for 2008 serves as a minimum threshold for the 2009 annual cash incentive payments.  The Company must exceed this threshold for named executives to receive any 2009 annual cash incentive payments.  Executives have the opportunity to earn up to 200 percent of their annual bonus targets when performance significantly exceeds our fiscal year financial plan.

Our named executive officers have the opportunity to earn cash compensation that exceeds the median level of the Hay Group retail compensation data based on 2009 performance; however, target annual compensation for our chief executive officer will remain below the median level of the Hay Group retail compensation data.  Executives’ base salary levels and annual incentive compensation targets for 2008 and 2009 are as follows:

	2008 Target Annual Compensation Opportunity			2009 Target Annual Compensation Opportunity
Executive	Base Salary ($)	Bonus Target Value ($)	Target Total ($)	Base Salary ($)	Bonus Target Value ($)	Target Total ($)
Mr. Jackson	$800,000	$1,200,000	$2,000,000	$700,000	$1,400,000	$2,100,000
Mr. Freeland	500,000	300,000	800,000	450,000	405,000	855,000
Mr. Norona	415,000	250,000	665,000	450,000	360,000	810,000
Mr. Wade	500,000	325,000	825,000	450,000	405,000	855,000

Long-Term Incentive Compensation

We include a long-term incentive compensation component to link executives’ compensation to our long-term financial success and provide our executive officers with performance incentives.   In 2008, we granted stock-settled SARs and restricted stock to our executive officers under the 2004 LTIP, which was approved by stockholders in May 2004 and amended in 2007.  During 2008, two annual long-term incentive grants were made to executive officers and other eligible employees.  The first grant was made in February 2008 pursuant to the grant cycle in place at that time.  A second grant was made in November 2008 to executive officers and other employees eligible for long-term incentives based on a new long-term incentive strategy approved by the Committee in October.  The November 2008 awards reflect a change in our annual long-term incentive grant cycle from the first quarter to the fourth quarter of the fiscal year on an ongoing basis.  The November 2008 awards replaced the normal annual grant planned for February 2009 and enabled performance targets and awards to be put in place prior to the commencement of the performance period.  It is our intention to make only one annual long-term incentive grant in future years.

Long-term incentive grants made in February 2008 were based on a historical strategy in place at the beginning of the fiscal year, as described in the “Setting Executive Compensation” section above.  The long-term incentive grants in February 2008 were lower than the prior year grants for the second year in a row.  The February 2008 long-term incentive awards were granted with 75 percent of the value in stock-settled SARs and the remaining 25 percent in restricted stock.  The SARs have a term of seven years.  SARs and restricted stock grants vest annually in approximately equal one-third increments during the three years following grant, starting with the first anniversary of the grant, and will be fully vested after three years.  The SARs will be settled in shares of Company stock at the time they are exercised in the future.  The amount of appreciation, calculated as the difference between the grant price and stock price at the time of exercise, will be settled through issuance of Company stock, with any fractional shares paid in cash.  Dividend and voting rights were granted in conjunction with the restricted stock awards.

During 2008, the Committee worked with Cook to evaluate our long-term incentive program to ensure the appropriate correlation of our emerging business strategies, the achievement of targeted performance goals and the amounts of compensation paid to executives to reward them for attaining strategic performance goals.  In consultation with Cook, the Committee approved a new performance-driven long-term incentive program in October 2008 which is aimed at compensating our executives each year at the median level of the Hay Group retail compensation data.  Like our prior long-term incentive program, the ultimate value of earned awards will depend on our share price performance because LTIP grants will continue to be made in the form of SARs and restricted shares.  However, under our new program, the ultimate amount of earned LTIP awards will also depend on our future performance because the number of SARs and restricted shares earned will vary based on our Economic Profit Added (“EPA”) performance over a three-year period.  For purposes of this program, EPA is defined as our operating profit after taxes, reduced by our cost of capital during the performance period.

For the November 17, 2008, grants of SARs and restricted stock, 75 percent of the target award amount will vest in approximately equal annual installments on each November 17 over a consecutive three-year period, with the first installment vesting on November 17, 2009.  The remaining 25 percent will become eligible for exercise or issuance on March 1, 2012, following certification by the Committee of the achievement of a performance target of the Company during the 2009 through 2011 fiscal years. At the threshold level of Company performance, executives receive no additional SARs or shares of restricted stock.  If the Company’s performance exceeds the target level, executive officers may receive additional SARs and shares of restricted stock up to a maximum of 50 percent of the target level award.  Our executives received 75 percent of target award value granted in the form of SARs and the remaining 25 granted in the form of shares of restricted stock.   Other eligible employee levels have a target grant mix of 50 percent SARs and 50 percent restricted stock or 25 percent SARs and 75 percent restricted stock, which vest in a manner similar to our executives’ awards.  The potential award value for employees who are not named executive officers can potentially reach up to 200 percent of the target grant value when our EPA performance far exceeds our EPA goals.

The Committee established long-term incentive guidelines for each executive level considering data from the Hay Group retail compensation data and awarded individual grants based on the executive’s potential impact on our future performance.   The Committee also considered the executive’s most recent performance evaluation as more fully described in the “Base Salary” section of this proxy statement to determine whether each individual executive’s award should be adjusted as compared to the guideline level previously established for the executive.

All equity awards are approved by the Committee.  Prior to the November 2008 grant, equity awards were normally approved at a Committee meeting held one to two days prior to the public release of the Company’s periodic financial results.  The grant date for annual long-term incentive awards was generally the third trading day on the New York Stock Exchange following our earnings release.  Commencing with the November 2008 annual long-term incentive awards, grant values are expected to be approved by the Committee at its regular meeting during the fourth quarter of the fiscal year.  A pre-established grant date, expected to be in December, will be set at this meeting.  The approved grant values will be converted into a number of SARs and restricted shares based on the price of the Company’s common stock on the date of grant.  Newly-hired or promoted executives are generally eligible to receive prorated long-term incentive grants shortly after their hire or promotion date based on the long-term grant guidelines approved by the Committee for the fiscal year.  Pro-ration is based on the time from promotion or hire through the end of the fiscal year.  For newly hired executive officers, the Committee approves compensation arrangements containing equity awards as needed.  Please refer to the “2008 Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2008 Fiscal Year-End” tables for additional information about executives’ 2008 long-term incentive awards.

The SARs will be settled in shares of Company stock at the time they are exercised in the future. The amount of appreciation, calculated as the difference between the grant price and stock price at the time of exercise, will be settled through issuance of Company stock, with any fractional shares paid in cash.  Dividend and voting rights were granted in conjunction with the time-based portion of the restricted stock awards.   Dividend and voting rights are not applicable to the performance-based restricted stock granted in November 2008.

Retirement Savings Programs

Executives are eligible to participate in our 401(k) plan, along with other eligible employees of the Company, once they meet eligibility requirements.  Generally, executives’ ability to accumulate retirement savings through our 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Consequently, we have established a non-qualified deferred compensation plan for named executive officers and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 30 percent of their annual salaries and up to 30 percent of their bonus earnings in 2008.  For 2009, eligible employees may defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings.  Earnings on deferrals, if any, depend on the investment funds selected by the executives, all of which are market-based.  The Company does not match executives’ deferrals into the non-qualified deferred compensation plan.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.

Executive officers and senior vice presidents may also voluntarily defer up to 50 percent of their base salary on a bi-weekly basis into our Deferred Stock Unit Plan.  Deferred earnings are converted into equivalent stock units of Company stock at 100 percent of the market price based on the closing price of our stock on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in Company stock.

Specific information about named executive officers’ deferrals is presented in detail under the “2008 Non-qualified Deferred Compensation Table” contained in this proxy statement.

Other Compensation

We provide named executive officers and certain other executives taxable perquisite allowances under our Executive Choice Plan that we and the Committee believe are reasonable and consistent with the objectives of the overall compensation program, and better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews allowance levels for named executive officers.  Executives may apply their allowances toward personal automobile expenses, legal and financial planning expenses, health club memberships, and personal supplemental disability or life insurance policies based on their individual needs.  Offering these allowances enables the Company to maintain a competitive total compensation package for our executives.  Allowance reimbursement amounts for named executive officers are included in the “Summary Compensation Table” contained in this proxy statement.  The allowance amounts for named executive officers in 2009 were reduced by approximately 10 percent. Our named executive officers are also eligible for personal use of the Company airplane, subject to certain limitations set forth in the airplane use policy approved by the Committee.

Employment Agreements

The Company competes for executive talent, and we believe providing severance protection plays an important role in attracting and retaining key executives.  As such, the Company has employment agreements with all named executive officers and other selected senior executives.  Effective June 4, 2008, we entered into employment agreements with Messrs. Norona, Wade, Freeland, and Murray.  These employment agreements, which replaced employment agreements or arrangements previously entered into with these named executives, have an initial one-year term, which will be automatically renewable for additional one-year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  The Company entered into an employment agreement with Mr. Jackson on January 7, 2008, when he became the Company’s President and Chief Executive Officer, which was also amended on June 4, 2008.  Mr. Jackson’s employment agreement provides for an initial three-year term, after which the agreement will be automatically renewed for successive one-year terms unless terminated by either party.

The respective agreements specify annual base salary and annual performance-based cash target bonus amounts and maximum payout bonus for each executive, calculated as a specified percentage of the executive’s base salary.  The performance measures are determined annually consistent with the measures applied to other senior officers.   The executives are eligible to participate in all of the Company’s applicable benefit plans and programs pursuant to the terms of such programs.

If the executive’s employment is terminated in the event of the executive’s death, the Company has agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of his base salary at the rate then in effect, plus an amount equal to the target annual bonus for the year.   In the case of termination of employment due to disability as defined in the agreement, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the target annual bonus for the year in addition to the benefits payable under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.  In addition, if the executive’s employment is terminated due to death or disability, all time-vesting restricted stock, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable. If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or restricted shares, the performance-based SARs and restricted shares will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro rata basis for the time that the executive was employed during the performance period, but the pro rata amount of performance SARs or restricted shares that will become eligible for exercise or issuance will be no fewer than the total shares at target level less the previously vested portion of the time-vested SARs and restricted shares.

If the Company terminates the executive’s employment without “Cause” or if the executive terminates his employment for “Good Reason,” as defined in the agreements, other than following a Change in Control, as defined in the 2004 LTIP, the executive will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the annual target bonus for such year and the prorated value of the annual Executive Choice Plan.  In addition, the Company will provide the executive certain outplacement services

for a period of up to one year.   Any performance-based grants of SARs and restricted stock will vest immediately as of the date of the executive’s termination of employment at the target level and in the same ratio as the executive’s time-vested SARs and restricted shares.  Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees.

 If within twelve months after a Change in Control the Company terminates the executive officer’s employment other than for Cause, death or disability or the executive terminates the executive officer’s employment for Good Reason, the executive will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the annual target bonus for such year and the prorated value of the annual Executive Choice Plan.  In addition, the Company will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, executives will be entitled to a tax gross-up payment intended to make them whole for excise taxes that may be imposed on the Change in Control payments.  In the event of a Change in Control, all time-vesting restricted stock, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  Performance-based SARs and restricted stock will vest immediately on a pro rata basis based on the actual performance of the Company over the completed portion of the performance period prior to the Change in Control event, but the pro rata amount of performance SARs that will vest will be no fewer than the total shares at target level less the previously vested portion of the time-based share awards. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

The executives are subject to standard confidentiality and non-disparagement agreements during and following their employment.  Each executive officer has also agreed not to compete with the Company, not to recruit or employ our employees in other businesses, and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  Mr. Jackson has agreed that he will not compete with the Company for two years following his termination of employment.  In order to receive any payments or benefits under the employment agreement, the executive or his legal representative must execute a release that is satisfactory to the Company.

The employment agreements of Messrs. Freeland, Norona, and Wade include addendums that specify certain additional terms of their employment.  Prior to becoming an executive officer of the Company, Mr. Freeland divested his interest in Optimal Advantage, a consulting firm that he founded and where he previously served as President.  Consistent with the terms of his employment offer, Mr. Freeland’s agreement provides that the Company will assist Mr. Freeland with his business lease obligation by reimbursing him for his out-of-pocket expenses that he is unable to mitigate, up to a maximum of $350,000, which must be repaid by Mr. Freeland if he leaves the Company within one year.  No payments have been made by the Company under this provision.  In addition, the Company agreed to use the consulting services of Optimal Advantage to work on the Company’s supply chain optimization and custom mix projects, for a period of at least three months.  Mr. Wade’s agreement provides that any termination of his employment other than for death or disability before he would otherwise become eligible for retirement on April 9, 2009 will be deemed a retirement for purposes of any equity award vesting.  Mr. Norona’s agreement provides that his employee benefits will include one Company-paid annual physical per year at the Mayo Clinic.

Agreements for Mr. Jackson and Mr. Norona provide that they would each receive a one-time cash payment to replace the bonuses that they forfeited as a result of leaving their former employer.  The amounts of these payments are reported in the “Summary Compensation Table” in this proxy statement.  In addition, Mr. Jackson’s agreement provides that the Compensation Committee agreed to establish a pool of restricted stock units with a value on January 7, 2008, of $3,000,000 to be used, at Mr. Jackson’s discretion consistent with the terms of the 2004 LTIP, to reward Company employees who would not otherwise participate in equity awards for extraordinary service to customers and the Company.  Mr. Jackson voluntarily waived receipt of an additional grant of equity in order to create the pool of restricted stock units for employee awards as described.

Effective March 31, 2006, the Company entered into employment agreements with Mr. Moore, our former Executive Vice President and Chief Financial Officer, and other selected officers.  The initial term of the agreement was one year, and the agreement extended from year-to-year unless terminated by the employee or the Company.  Upon termination of employment by the Company without cause or by the employee with good reason as defined in the employment agreement, the executive was entitled to receive severance payments equal to one year of his base salary payable in installments over a time period that ends at the earlier of one year or March 15 of the year following termination.  The agreement also provided for payment of the pro rata share of any bonus that is based upon the Company’s achievement of certain financial targets approved by our Board and earned by the affected executive officer prior to the termination of his employment as well as any unused vacation due to the employee prior to the termination of employment.  The executive officer also agreed not to compete with the Company, to preserve our confidential information, not to recruit or employ our employees in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  In the case of death, a lump sum amount equal to the executive’s annual base salary shall be paid to his designated beneficiary or estate.  In the case of termination of employment due to disability as defined in the agreement, the executive will receive an amount equal to 30 percent of his base salary for a one-year period in addition to the benefits under our qualified group disability plan.  The executive officer was also granted a right to continue medical benefits for up to one year at the same cost as active employees during the one-year period.  Upon his termination of employment effective February 2, 2008, Mr. Moore became entitled to received severance benefits consistent with the terms of his employment agreement, which are reported in the “Summary Compensation Table” of this proxy statement.

Subsequent to the end of our 2008 fiscal year, Mr. Murray left employment with the Company.  He is expected to receive severance benefits consistent with the terms of his employment agreement.

Information regarding applicable potential payments under such agreements for the named executive officers is provided under the heading “Potential Payments Made upon Termination or Change in Control Table” contained in this proxy statement.

Ownership Guidelines

The Company has established stock ownership guidelines that prescribe required levels of stock ownership by named executive officers and members of our Board.  These guidelines are designed to further strengthen and align Company leadership with stockholders’ interests and to enhance stockholder value over the long-term.  Details of these guidelines are included in the “Security Ownership” section of this proxy statement and are posted on the Company’s web site.  Messrs. Jackson, Freeland and Wade have achieved their required ownership levels.  All other executives are currently progressing toward meeting the required ownership guidelines.

Tax Deductibility of Pay

We consider the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year paid to the Company’s named executive officers.  Compensation paid in accordance with a shareholder approved performance-based incentive plan is exempt from 162(m) and is tax-deductible for the Company.  Our 2007 Executive Incentive Plan was established and approved by shareholders in 2007.  All incentives paid to our named executive officers, and the performance-based long-term incentives awarded in 2008, were made using performance measures established and certified by the Committee, consistent with the provisions of the Executive Incentive Plan.  The shareholder-approved 2004 LTIP enables us to exclude from the $1 million limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our named executive officers.  SARs and the performance-based portion of our restricted shares meet the tax-deducibility requirements of 162(m) of the Internal Revenue  Code.  We intend to structure compensation programs to meet the requirements of Section 162(m), other than time-vested restricted stock or restricted stock units, which are not considered performance-based under 162(m) of the Internal Revenue Code and, as such, are generally not deductible by the Company.  However, the Committee retains the authority to award compensation which may not be fully deductible by the Company.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned in 2008 by our chief executive officer, our interim chief executive officer, our principal financial officer, our former principal financial officer prior to his departure in February 2008, and the other three most highly compensated executive officers as of the end of our last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards (b) ($)	Option or SAR Awards (c) ($)	Non-Equity Incentive Plan Compensation (d) ($)	All Other Compensation (e)(f) (g) (h)(i) ($)	Total ($)

John C. Brouillard (j)	2008	$23,077	$200,000	$60,000	$111,085	$-	$159,167	$553,329
Non-Executive Chair	2007	784,625	-	68,706	100,421	-	973	954,725
	2006	-	-	-	-	-	-	-

Darren R. Jackson (k)	2008	800,000	690,625	1,357,233	1,230,161	1,269,259	50,890	5,398,168
Chief Executive Officer	2007	-	-	-	-	-	-	-
	2006	-	-	-	-	-	-	-

Michael A. Norona (l)	2008	375,501	163,350	532,261	376,669	237,178	10,562	1,695,521
EVP, Chief Financial Officer	2007	-	-	-	-	-	-	-
	2006	-	-	-	-	-	-	-

Kevin P. Freeland	2008	448,087	-	75,377	226,387	284,885	10,783	1,045,519
Chief Operating Officer	2007	-	-	-	-	-	-	-
	2006	-	-	-	-	-	-	-

Jimmie L. Wade	2008	509,627	-	649,719	1,964,022	352,308	18,076	3,493,752
President	2007	496,449	-	113,223	1,122,613	21,699	20,005	1,773,989
	2006	481,510	-	-	1,223,406	20,548	14,471	1,739,935

Elwyn G. Murray III	2008	509,627	-	199,577	809,415	352,308	17,368	1,888,295
Former EVP,	2007	457,584	-	106,165	805,088	21,699	19,859	1,410,395
Customer Development Officer	2006	386,246	-	-	540,692	16,497	9,417	952,852

Michael O. Moore (m)	2008	37,982	-	(59,939)	(1,133,000)	22,852	448,419	(683,686)
Former EVP, Chief Financial Officer	2007	391,763	-	59,939	693,408	17,143	83,552	1,245,805
	2006	380,260	-	-	439,592	16,159	106,486	942,497

(a)
For Mr. Brouillard, the amount reported represents a payment of $200,000 in 2008, approved by the Board of Directors, that was awarded to Mr. Brouillard for the successful transition of executive leadership to Mr. Jackson.  This payment was also in recognition of the fact that Mr. Brouillard did not participate in any management incentive plan or receive other benefits during his tenure as interim Chair, President, and CEO.  The Company made one-time payments in April 2008 of $690,625 to Mr. Jackson and $163,350 to Mr. Norona according to their employment agreements for the 2007 bonus each of them would have earned under his former employer’s executive bonus plan.  The annual incentive payments to Messrs. Jackson and Norona for fiscal 2008 are included in this table under “Non-Equity Incentive Plan Compensation.”

(b)
Except for Mr. Brouillard, represents the dollar amounts recognized for the fair value of restricted stock granted during fiscal 2008 and 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant. For additional information, refer to Note 16 of the Company’s consolidated financial statements in the 2008 Form 10-K filed with the SEC on March 4, 2009. See the “2008 Grants of Plan-Based Awards” and “2008 Director Summary Compensation” tables in this proxy statement for information on stock awards granted in 2008. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be realized by the named executive officers.

(c)
Represents the dollar amounts recognized for the 2008, 2007 and 2006 fiscal years for the fair value of SARs and stock options granted in those years, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions, refer to Note 16 of the Company’s consolidated financial statements in the 2008 Form 10-K filed with the SEC on March 4, 2009. See the “2008 Grants of Plan-Based Awards” and “2008 Director Summary Compensation” tables in this proxy statement for information on SARs granted in 2008. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be realized by the named executive officers.  For Mr. Wade, the amount reported for 2008 reflects the retirement provision with regard to equity award vesting as provided in Mr. Wade’s employment agreement.

(d)
Amounts in this column were paid to the named executives in February of 2007 and 2008 and March 2009, respectively, for the preceding fiscal year’s performance according to the terms of the annual incentive plans in effect for each respective year.

(e)	Includes company matching contributions according to the terms of the Company’s 401(k) plan.

(f)
Includes life insurance premiums paid by the Company for coverage equal to one time the executive’s annual salary, which is the incremental cost required to cover a benefit stated in the terms of each executive’s employment contract, with the exception of Mr. Brouillard, who did not have an employment agreement.

(g)
Includes executive allowance reimbursements for 2008 as follows: Mr. Jackson - $17,500 for personal automobile use and financial planning; Mr. Norona - $9,730 for personal automobile use; Mr. Wade - $11,000 for personal automobile use; Mr. Murray - $11,000 for personal automobile use; and Mr. Freeland - $9,730 for personal automobile use. Information about these taxable perquisites is discussed under the heading “Other Compensation” in the Compensation Discussion and Analysis section of this proxy statement.

(h)
This column also includes the value of any personal use of the Company aircraft calculated as the incremental cost to the Company and tax reimbursements related to personal use of the Company aircraft. Individual expenses related to plane use and any related tax reimbursements provided in accordance with the Company’s plane use policy are reported for 2007 and 2006.   2008 reportable compensation was as follows: Mr. Jackson - $32,098 for plane use and $460 for related tax reimbursement; and for Mr. Norona - $460; Mr. Wade - $542; and Mr. Murray - $542, respectively, for tax reimbursement related to plane use.  The incremental cost to the Company for personal use of Company aircraft is calculated based on the primary variable operating costs to the Company, including fuel, maintenance and other miscellaneous variable costs.

(i)	For Mr. Brouillard, the amount reported for 2007 is the value of dividends earned on DSUs and converted to additional DSUs.
(j)
From May 7, 2007 until January 7, 2008, Mr. Brouillard served as Interim Chair, President, and CEO. Effective January 7, 2008, Mr. Brouillard’s tenure as Interim Chair, President, and CEO ended, and he became the non-executive Chair of the Board.  Information included as Salary for Mr. Brouillard represents salary compensation he received while serving as the interim President and Chief Executive Officer and stock-based compensation he received in May 2007 and 2008.   For 2008, the amounts shown in Stock Awards, Option or SAR Awards and All Other Compensation represent equity awards and fees earned by Mr. Brouillard in conjunction with his service as a non-employee director.  See the “2008 Director Summary Compensation Table” in this proxy statement for information on stock awards to directors.  No information is provided for 2006, while Mr. Brouillard served as a non-employee director, due to its lack of comparability with the 2007 and 2008 compensation.

(k)
Stock awards and SARs reported for Mr. Jackson reflect the grants he received when he began his employment as our president and chief executive officer on January 7, 2008.  Mr. Jackson received special equity grants valued in the amount of $6,351,000 related to his employment agreement under the Company’s 2004 LTIP which were intended to replace stock value he forfeited when he left the employment of his former employer.  Mr. Jackson did not receive a grant in February 2008.  He and other employees received a grant in November 2008 under the new annual long-term incentive grant procedures established by the Compensation Committee in 2008.  More details of Mr. Jackson’s grants are provided in the “2008 Grants of Plan-Based Awards” table in this proxy statement.

(l)
Stock awards and SARs reported for Mr. Norona reflect the grants he received when he began his employment as our chief financial officer on February 15, 2008.  Mr. Norona received special equity grants valued in the amount of $2,125,000 related to his employment agreement under the Company’s 2004 LTIP which were intended to replace stock value he forfeited when he left the employment of his former employer.  Additionally, Mr. Norona received an annual equity grant on February 18, 2008 under the Company’s 2004 LTIP valued at $750,000.  He and other employees received a grant in November 2008 under the new annual long-term incentive grant procedures established by the Compensation Committee in 2008.  More details of Mr. Norona’s grants are provided in the “2008 Grants of Plan-Based Awards” table in this proxy statement.

(m)
Mr. Moore is the former principal financial officer of the Company.  His separation of employment was effective February 2, 2008.  Mr. Moore’s compensation attributed to stock and option awards is negative for 2008 as a result of the forfeiture of all awards in connection with his departure from the Company.  Information provided in the “All Other Compensation” column includes severance payments of $447,529, which includes a relocation allowance of $63,000 and an associated tax gross-up payment in the amount of $6,844, paid during 2008 according to the terms of his employment agreement.

2008 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of cash and stock-based awards made under our employee compensation and incentive plans during 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (c)	Options (#)(d)	Awards ($) (e)	Awards ($)

Mr. Brouillard (f)	5/20/2008	$-	$-	$-	-	-	-	-	5,709	$38.94	$60,000
	5/20/2008	-	-	-	-	-	-	1,541	-	-	60,000

Mr. Jackson (g)	1/7/2008	300,000	1,200,000	2,400,000	-	-	-	-	225,000	37.28	2,250,000
	1/7/2008	-	-	-	-	-	-	110,000	-	-	4,100,800
	11/17/2008	-	-	-	-	56,594	169,785	-	169,785	25.81	1,293,762
	11/17/2008	-	-	-	-	5,569	16,709	16,709	-	-	431,259

Mr. Norona (h)	2/15/2008	62,500	250,000	500,000	-	-	-	-	50,000	33.66	441,500
	2/15/2008	-	-	-	-	-	-	50,000	-	-	1,683,000
	2/19/2008	-	-	-	-	-	-	-	63,561	33.80	563,150
	2/19/2008	-	-	-	-	-	-	5,547	-	-	187,489
	11/17/2008	-	-	-	-	15,994	47,983	-	47,983	25.81	365,630
	11/17/2008	-	-	-	-	1,574	4,722	4,722	-	-	121,875

Mr. Freeland (i)	2/19/2008	75,000	300,000	600,000	-	-	-	-	21,188	33.80	187,726
	2/19/2008	-	-	-	-	-	-	1,849	-	-	62,496
	2/19/2008	-	-	-	-	-	-	-	63,560	33.80	563,142
	2/19/2008	-	-	-	-	-	-	5,547	-	-	187,489
	11/17/2008	-	-	-	-	16,609	49,829	-	49,829	25.81	379,697
	11/17/2008	-	-	-	-	1,634	4,904	4,904	-	-	126,572

Mr. Wade (j)	2/19/2008	81,250	325,000	650,000	-	-	-	-	61,983	33.80	549,169
	2/19/2008	-	-	-	-	-	-	5,410	-	-	182,858
	11/17/2008	-	-	-	-	15,994	47,983	-	47,983	25.81	365,630
	11/17/2008	-	-	-	-	1,574	4,722	4,722	-	-	121,875

Mr. Murray (j)	2/19/2008	81,250	325,000	650,000	-	-	-	-	61,983	33.80	549,169
	2/19/2008	-	-	-	-	-	-	5,410	-	-	182,858
	11/17/2008	-	-	-	-	12,303	36,910	-	36,910	25.81	281,254
	11/17/2008	-	-	-	-	1,210	3,633	3,633	-	-	93,768

Mr. Moore (k)	12/31/2007	59,252	237,008	474,016	-	-	-	-	-	-	-

(a)	The non-equity incentive plan information represents our 2008 annual incentive plan.
(b)
For the November 17, 2008 grants of SARs and restricted stock, 75 percent of the target award amount will vest in approximately equal annual installments on each November 17 over a consecutive three-year period, with the first installment vesting on November 17, 2009.  Our executives may receive the remaining 25 percent on March 1, 2012, following certification by the Committee of the achievement of a performance target of the Company during the 2009 through 2011 fiscal years. At the threshold level of Company performance, executives receive no additional SARs or shares of restricted stock.  If the Company’s performance exceeds the target level, executive officers may receive additional SARs and shares of restricted stock up to a maximum of 50 percent of the target level award.  Our executives received 75 percent of target award value granted in the form of SARs and the remaining 25 percent granted in the form of shares of restricted stock.

(c)	This column includes the number of shares of restricted stock awarded to each executive for each grant in 2008.
(d)	This column includes the number of SARs awarded to each executive for each grant in 2008.
(e)	Stock prices shown are the exercise price of any SARs grants based on the closing price of the Company’s common stock on the date of grant.
(f)
As Interim Chair, President and CEO, Mr. Brouillard did not participate in the employee incentive programs in 2008.  All stock awards represent awards made to Mr. Brouillard for his service as a non-employee director.

(g)
Effective upon Mr. Jackson’s employment as our chief executive officer on January 7, 2008, Mr. Jackson received equity grants valued in the amount of $6,351,000 under the Company’s 2004 LTIP to replace stock value he forfeited when he left the employment of his former company.  This replacement equity consisted of 110,000 shares of restricted stock which will vest on the third anniversary of the effective date of the grant and 225,000 SARs.  One fourth of the SARs vested immediately and may be exercised after January 8, 2009, and the remaining three fourths of the SARs vest in equal installments on the first, second and third anniversaries of the grant date.  Mr. Jackson did not receive a grant in February 2008, when other long-term incentive grants were made to employees as part of our annual grant process.  These equity awards were designed to directly link his interests with those of our stockholders.

(h)	On February 15, 2008, Mr. Norona received special equity grants pursuant to his employment agreement that were intended to replace stock value he forfeited when he left his former employment. The equity grants were made under the Company’s 2004

LTIP.  The special grant consisted of 50,000 shares of restricted stock that will vest equally in one-third increments on the first, second and third anniversaries of the grant date and a special grant of 50,000 SARs.  One fourth of the SARs were vested immediately with a one-year holding period before they may be exercised, and the remaining three fourths of the SARs vest in equal annual installments on the first, second and third anniversaries of the grant date.  Effective February 19, 2008, Mr. Norona received equity grants under the Company’s 2004 LTIP valued at $750,000 on date of grant consisting of 25 percent of the value issued in the form of 5,547 shares of restricted stock that vest annually in three equal installments commencing on the first anniversary of the grant date and 75 percent of the value issued in the form of 63,561 SARs that vest equally in three equal increments commencing on the first, second and third anniversaries of the grant date.

(i)
On February 19, 2008, Mr. Freeland received two equity grants under the Company’s 2004 LTIP.  The first grant valued at $250,000 that was awarded to Mr. Freeland pursuant to the terms of his offer of employment.  The special grant consisted of 1,849 shares of restricted stock which will vest on the third anniversary of the effective date of the grant and 21,188 SARs. The SARs vest equally in three equal increments commencing on the first, second and third anniversaries of the grant date. Mr. Freeland’s second grant was awarded pursuant to the Company’s annual grant policy. The shares reported under “All Other Stock Awards” represent shares of restricted stock.  The SARs and restricted stock become exercisable in three approximately equal annual installments commencing on the first anniversary of the date of grant.

(j)
For grants to Messrs. Wade and Murray in February 2008, the shares reported under “All Other Stock Awards” represent shares of restricted stock.  SARs and restricted stock granted to Messrs. Wade and Murray in February 2008 become exercisable in three approximately equal annual installments commencing on the first anniversary of the date of grant.

(k)
For grants to Mr. Moore, the amounts for non-equity incentive awards were paid to Mr. Moore according to the incentive plan in place for 2008 and paid in 2009 and pro-rated according to the terms of his employment agreement.  No stock awards were granted to Mr. Moore in 2008.

The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance had met the respective level of one or more of the four applicable performance measures as more fully described in the “Compensation Discussion and Analysis” section of this proxy statement.  The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance had met the respective level of one or more of the four applicable performance measures as more fully described in the “Compensation Discussion and Analysis” section of this proxy statement.

All restricted stock awards granted prior to November 2008 include voting rights and rights to receive dividend payments in the same amount as paid to our stockholders.  Dividends and voting rights on unvested restricted stock awards are subject to forfeiture prior to vesting.  The Company paid quarterly cash dividends of $0.06 per share in 2008.     Only the time-vested portion of restricted stock awards granted in November 2008 include voting and dividend rights.  All SAR grants have a term of seven years and must be settled in shares of Company stock.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our named executive officers that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised	Option	Option	Number of Shares or Units of Stock That	Market Value of Shares or Units of Stock That	Number of Unearned Shares, Units, or Other Rights That	Market Value of Unearned Shares, Units, or Other Rights That
Name	Grant Date	(#)	(#)	Unearned Options (#)	Exercise Price ($)	Expiration Date	Have Not Vested (#)	Have Not Vested ($)	Have Not Vested (#)	Have Not Vested ($)

Mr. Brouillard (c)	5/24/2004	7,500	-	-	$ 28.07	5/24/2011	-	$ -	-	$ -
	5/23/2005	7,500	-	-	39.65	5/23/2012	-	-	-	-
	5/22/2006	5,000	2,500	-	38.35	5/22/2013	-	-	-	-
	5/21/2007	5,000	10,000	-	41.64	5/21/2014	-	-	-	-
	5/20/2008	-	5,709	-	38.94	5/20/2015	-	-	-	-

Mr. Jackson (d)	7/20/2004	7,500	-	-	24.55	7/20/2011	-	-	-	-
	5/23/2005	6,250	-	-	39.65	5/23/2012	-	-	-	-
	5/22/2006	5,000	2,500	-	38.35	5/22/2013	-	-	-	-
	5/21/2007	2,500	5,000	-	41.64	5/21/2014	-	-	-	-
	1/7/2008	56,250	168,750	-	37.28	1/7/2015	-	-	-	-
	1/7/2008	-	-	-	-	-	110,000	3,755,400	-	-
	11/17/2008	-	169,785	56,594	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	16,709	570,445	5,569	190,126

Mr. Norona	2/15/2008	12,500	37,500	-	33.66	2/15/2015	-	-	-	-
	2/15/2008	-	-	-	-	-	50,000	1,707,000	-	-
	2/19/2008	-	63,561	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	5,547	189,375	-	-
	11/17/2008	-	47,983	15,994	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	4,722	161,209	1,574	53,736

Mr. Freeland	2/19/2008	-	84,748	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	7,396	252,499	-	-
	11/17/2008	-	49,829	16,609	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	4,904	167,423	1,634	55,785

Mr. Wade	8/18/2003	20,000	-	-	24.34	8/18/2010	-	-	-	-
	2/23/2004	135,000	-	-	26.21	2/23/2011	-	-	-	-
	2/22/2005	135,000	-	-	33.37	2/22/2012	-	-	-	-
	2/21/2006	70,000	35,000	-	40.45	2/21/2013	-	-	-	-
	2/20/2007	22,007	44,014	-	38.03	2/20/2014	-	-	-	-
	2/20/2007	-	-	-	-	-	6,574	224,436	-	-
	5/21/2007	-	-	-	-	-	5,000	170,700	-	-
	2/19/2008	-	61,983	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	5,410	184,697	-	-
	11/17/2008	-	47,983	15,994	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	4,722	161,209	1,574	53,736

Mr. Murray	4/20/2005	90,000	-	-	33.57	4/20/2012	-	-	-	-
	2/21/2006	60,000	30,000	-	40.45	2/21/2013	-	-	-	-
	2/20/2007	19,806	39,614	-	38.03	2/20/2014	-	-	-	-
	2/20/2007	-	-	-	-	-	5,916	201,972	-	-
	5/21/2007	-	-	-	-	-	5,000	170,700	-	-
	2/19/2008	-	61,983	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	5,410	184,697	-	-
	11/17/2008	-	36,910	12,303	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	3,633	124,031	1,210	41,309

Mr. Moore (e)	-	-	-	-	-	-	-	-	-	-

(a)
Includes grants of stock options and SARs.  With the exception of the special grants to Messrs. Jackson, Norona and Freeland, as described in the notes to the “2008 Grants of Plan-Based Awards Table” contained in this proxy statement, all stock options and time-based SARs vest in three equal annual increments commencing on the first anniversary date of the grant.  The amounts shown for SARs granted in November 2008 represent the time-based portion of the grants and the performance-based portion of the grants at target level, respectively.  The performance-based awards shown as Equity Incentive Plan Awards in this table will be eligible for exercise on March 1, 2012, following certification by the Committee of the achievement of a specified level of performance.

(b)
Except for Mr. Brouillard, all stock awards listed in the table are awards of restricted stock.  All restricted stock awards made prior to January 2008 vest on the third anniversary of the grant date.  With the exception of the special grants to Mr. Jackson in January 2008 and to Messrs. Norona and Freeland in February 2008, as described in the notes to the “2008 Grants of Plan-Based Awards Table” contained in this proxy statement, all subsequent awards of time-based restricted stock vest in approximately equal one-third annual increments commencing on the first anniversary of the date of grant.  The market value of the stock awards is reflective of the closing price of the Company’s stock as of January 2, 2009 ($34.14), the last day that the Company’s common stock was traded during fiscal 2008.  The amounts shown for restricted stock awarded in November 2008 represent the time-based portion of the grants and the performance-based portion of the grants at target level, respectively.  The performance-based awards shown as Equity Incentive Plan Awards in this table will be eligible for issuance on March 1, 2012, following certification by the Committee of the achievement of a specified level of performance.

(c)
All stock options displayed for Mr. Brouillard are grants related to his service as a board member.  Mr. Brouillard’s option grant in 2007 was twice the normal level for a non-employee director as a result of his appointment to the position of Interim Chair, President and CEO in that year.

(d)	For Mr. Jackson, all outstanding option awards granted prior to January 2008 were granted as part of his compensation as an independent director.
(e)
Mr. Moore forfeited all vested and unvested stock options shortly after his separation from employment in February 2008 because they were unexercisable during the 90-day exercise period; accordingly, he had no outstanding stock incentives at the end of our fiscal year.

2008 Option Exercises and Stock Vested Table
The following table sets forth information with respect to our named executive officers who exercised stock options and vested in stock awards during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Brouillard	-	$-	1,541	$60,000
Mr. Jackson	-	-	-	-
Mr. Norona	-	-	-	-
Mr. Freeland	-	-	-	-
Mr. Wade	65,000	1,373,855	-	-
Mr. Murray	-	-	-	-
Mr. Moore	-	-	-	-

2008 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our named executive officers concerning executive contributions to non-qualified deferred compensation plans during 2008.  The Company does not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions in Last FY (a) ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Mr. Brouillard (c)	$-	$60,000	$33,586	$-	$203,654
Mr. Jackson	615,392	-	(27,331)	-	709,288
Mr. Norona	95,770	-	487	-	96,257
Mr. Freeland	-	-	-	-	-
Mr. Wade	100,002	-	4,470	-	518,661
Mr. Murray	-	-	-	-	-
Mr. Moore	4,558	-	(4,947)	39,921	-

(a)
Additional information is provided under “Retirement Savings” in the Compensation Discussion and Analysis section of this proxy statement.  Any amounts reported for “Executive Contributions” are also reported in the Summary Compensation Table of this proxy statement in the “Stock Awards” column for Mr. Brouillard and in the “Salary” column for other executives.

(b)
Represents unrealized gains or losses on market-based investments selected by executives for their deferred compensation balances.  For Mr. Brouillard and Mr. Jackson, the amounts reported include the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on the Company’s stock price.  Mr. Jackson’s net loss reflects a $29,871 decrease in Company stock price, partially offset by earnings of $1,640 in investments in the deferred compensation plan.

(c)	Deferred compensation for Mr. Brouillard represents the value of the compensation he has received in the form of DSUs for service as a director.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of the severance payments and benefits provided for in each of our named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on January 3, 2009, the last business day of our 2008 fiscal year.  Mr. Brouillard does not have any reportable payments in the table because he did not have an employment agreement or other compensation as the Company’s interim Chair, Chief Executive Officer and President that would have been triggered by termination of his employment.

Executive	Voluntary Termination without Good Reason; Involuntary Termination for Due Cause (a)	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)

Mr. Jackson
Cash Severance (d)	$-	$1,440,000	$2,000,000	$2,000,000	$4,000,000
Stock Incentives (e) (f) (g)	-	6,401,708	6,401,708	-	6,401,708
Cont'd Medical Coverage (h)	-	8,917	-	8,917	8,917
Outplacement	-	-	-	12,000	12,000
Executive Choice	-	-	-	17,500	17,500
Life Insurance	-	-	800,000	-	-
Disability Insurance Payout (i)	-	480,000	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	2,843,777
	$-	$8,330,625	$9,201,708	$8,440,125	$13,283,902
Mr. Norona
Cash Severance (d)	$-	$373,500	$665,000	$665,000	$1,330,000
Stock Incentives (e)(f)(g)	-	2,683,859	2,683,859	-	2,683,859
Cont'd Medical Coverage(h)	-	8,917	-	8,917	8,917
Outplacement	-	-	-	12,000	12,000
Executive Choice	-	-	-	11,000	11,000
Life Insurance	-	-	415,000	-	-
Disability Insurance Payout (i)	-	249,000	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	805,386
	$-	$3,315,276	$3,762,859	$3,379,776	$4,849,162
Mr. Freeland
Cash Severance (d)	$-	$450,000	$800,000	$800,000	$1,600,000
Stock Incentives (e)(f)(g)	-	1,057,958	1,057,958	-	1,057,958
Cont'd Medical Coverage (h)	-	8,917	-	8,917	8,917
Outplacement	-	-	-	12,000	12,000
Executive Choice	-	-	-	11,000	11,000
Life Insurance	-	-	500,000	-	-
Disability Insurance Payout (i)	-	300,000	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	830,591
	$-	$1,816,875	$2,357,958	$1,889,875	$3,520,466
Mr. Wade
Cash Severance (d)	$-	$475,000	$825,000	$825,000	$1,650,000
Stock Incentives (e)(f)(g)	-	1,348,782	1,348,782	1,348,782	1,348,782
Cont'd Medical Coverage (h)	-	9,023	-	9,023	9,023
Outplacement	-	-	-	12,000	12,000
Executive Choice	-	-	-	11,000	11,000
Life Insurance	-	-	500,000	-	-
Disability Insurance Payout (i)	-	300,000	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	-
	$-	$2,132,805	$2,673,782	$2,205,805	$3,030,805
Mr. Murray
Cash Severance (d)	$-	$475,000	$825,000	$825,000	$1,650,000
Stock Incentives (e)(f)(g)	-	1,153,728	1,153,728	-	1,153,728
Cont'd Medical Coverage (h)	-	9,023	-	9,023	9,023
Outplacement	-	-	-	12,000	12,000
Executive Choice	-	-	-	11,000	11,000
Life Insurance	-	-	500,000	-	-
Disability Insurance Payout (i)	-	300,000	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	767,144
	$-	$1,937,751	$2,478,728	$2,010,751	$3,602,895
Mr. Moore (j)
Cash Severance	$-	$-	$-	$427,627	$-
Cont'd Medical Coverage	-	-	-	7,437	-
Outplacement	-	-	-	12,000	-
Executive Choice	-	-	-	1,058	-
	$-	$-	$-	$448,122	$-

(a)
Voluntary termination or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights he may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.   The term “Due Cause” is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to the Company’s officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to the Company (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of the Company’s Substance Abuse Policy.

(b)
The employment agreements provide that the executive’s employment is deemed to be terminated by the Company without Due Cause if the executive elects to terminate his employment for Good Reason.  The term “Good Reason” is defined in the agreement as: (i) a material diminution in the executive’s total direct compensation; (ii) material diminution in the executive’s authority, duties or responsibilities or those of his supervisors,  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; or (iv) requiring the executive to be based more than 60 miles from the Company’s office at which he was principally employed immediately prior to the date of the relocation.  For Mr. Jackson, the definition of “Good Reason” includes failure of the Nominating Committee of the Board to renominate him for election as a director or the Board requiring that he no longer report to the Board.  Upon termination of employment by the Company other than for Due Cause or by the executive for Good Reason, the executive is entitled to receive a cash “termination payment” which equals the sum of the executive’s annual base salary, target bonus amount, and the prorated value of the annual Executive Choice Plan.  The value of the target bonus amount included in the cash severance payment is the 2008 target bonus amount for each executive.  In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a change in control (as defined in our 2004 LTIP), the executive’s employment is terminated by the Company other than for Due Cause or by the executive for Good Reason, the employment agreements provide that the executive will be entitled to a Change in Control Termination Payment equal to two times his base salary and two times his target bonus and the prorated value of the annual Executive Choice Plan.  The value of the target bonus amount included in the cash severance payment is the 2008 target bonus amount for each executive.   In addition, the executive will be entitled to a tax gross-up payment in the event that an excise tax is levied on the Change in Control payment.

(d)
In the case of voluntary termination or termination for Due Cause, the executive would be ineligible to receive a cash severance payment because he would not have been actively employed on the date of distribution.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount.  In the event that employment is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of his annual base salary and his target bonus amount.  The value of the target bonus amount included in the cash severance payment is the 2008 target bonus amount for each executive.

(e)
Amounts shown here are calculated as the differences between the exercise price of the outstanding long-term stock-based incentives and the closing price of our stock at the end of our fiscal year ($34.14).

(f)	The terms of executives’ stock option and SAR agreements provide that all long-term stock-based incentives are 100 percent vested when a change in control occurs.
(g)	The terms of executives’ restricted stock awards provide that restricted stock becomes 100 percent vested when a change in control occurs.
(h)	Amounts provided here represent the Company’s cost of providing one year of healthcare coverage to the executive.
(i)	Disability amounts shown consist of the amount the executives receive under the Company’s qualified plan, and the cash severance.
(j)	Mr. Moore’s employment terminated prior to January 3, 2009. The amounts shown were paid to him in connection with his separation from employment in 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth our shares authorized for issuance under our equity compensation plans on January 3, 2009.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights (a)	Number of securities remaining available for future issuance under equity compensation plans(b)

Equity compensation plans approved by stockholders	7,188,000	(c)	$33.95	3,998,000

Equity compensation plans not approved by stockholders	-		-	-
Total	7,188,000		$33.95	3,998,000

(a)	Includes weighted average exercise price of outstanding stock options and SARs only.
(b)	Excludes shares reflected in the first column.
(c)	Includes grants of stock options, SARs, performance-based SARs, restricted stock, performance-based restricted stock and deferred stock units.

NON-MANAGEMENT DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Non-management directors receive an annual retainer of $25,000 and all additional applicable retainers or fees as set forth in the following table. Specific committee member information is provided in the “Corporate Governance” section of this proxy statement.

Board Participation Type	Retainer/Fee
Chair	$100,000
Audit Committee Chair	$ 15,000
Compensation Committee Chair	$ 10,000
Finance Committee Chair	$ 10,000
Nominating and Corporate Governance Committee Chair	$ 10,000
Board Meeting Attendance	$ 2,000
Telephonic Board Meeting Attendance	$ 1,000
Committee Meeting Attendance	$ 1,000
Telephonic Committee Meeting Attendance	$ 750

Each non-management director may elect to receive all or a portion of his or her annual retainer on a deferred basis in the form of DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by the Company are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

 In addition, each non-management director receives long-term equity incentives valued at $120,000 per year.  The long-term incentives are awarded annually in the form of 50 percent in SARs and 50 percent in DSUs.  Newly appointed Board members receive an initial grant valued at $120,000. Thereafter, annual stock-based compensation is granted to a director shortly after the date of the annual stockholder meeting.  Each new director’s first annual grant will be prorated based upon the number of days served as a director during the year preceding the first annual grant. SARs vest in three equal annual installments commencing on the first anniversary of the grant and expire after seven years.  In May 2008, each director received long-term incentives valued at $120,000, which were granted in the form of  5,709 SARs and 1,541 DSUs.  The SARs will vest in three equal annual installments commencing on the first anniversary of the grant date and expire after seven years.  DSUs are fully vested upon grant but will not be available for distribution until the director’s service on the Board ends.

2008 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to non-management directors for our last fiscal year:

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards (c) ($)	Total ($)

John F. Bergstrom	$33,750	$60,000	$12,308	$106,058
John C. Brouillard (d)	159,167	60,000	111,085	330,252
Lawrence P. Castellani	39,750	60,000	173,883	273,633
Nicholas J. LaHowchic	49,250	60,000	68,483	177,733
William S. Oglesby	54,500	60,000	75,513	190,013
Gilbert T. Ray	54,750	60,000	80,535	195,285
Carlos A. Saladrigas	58,000	60,000	80,535	198,535
Francesca M. Spinelli	53,750	60,000	80,535	194,285
William Salter (e)	3,000	-	68,227	71,227

(a)
Information includes paid or deferred board annual retainers, chair retainers and board and committee meeting fees paid to directors based on their respective meeting attendance during 2008.  For Messrs. LaHowchic and Oglesby, amounts shown include $25,000 of their respective annual retainers deferred by them to the Company’s DSU plan.

(b)
Represents the dollar amounts recognized for the fair value of DSUs granted during fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R. The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant. The reported fair value is based on the number of units granted multiplied by the stock price ($38.94) on May 20, 2008, the grant date. For additional information, refer to Note 16 of the Company’s consolidated financial statements in the 2008 Form 10-K filed with the SEC on March 4, 2009. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the directors.

(c)
Represents the dollar amounts recognized during fiscal year 2008 for the fair value of SARs granted in 2008, as well as stock option grants in prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For Mr. Castellani, amounts shown include options awarded during his tenure as the Company’s Chief Executive Officer.  For fiscal 2008, the Company’s directors received grants of SARs on May 20, 2008 with an exercise price of $38.94, the closing price of the Company’s stock on the date of grant. The grant date fair value per SAR was $10.51.  For information on the valuation assumptions, refer to Note 16 of the Company’s consolidated financial statements in the 2008 Form 10-K filed with the SEC on March 4, 2009. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be realized by the directors.

(d)
Compensation reported for Mr. Brouillard includes normal board compensation fees paid to him after he became non-executive chair shortly after the start of 2008.  Refer to the Summary Compensation Table for compensation paid to Mr. Brouillard while he served as Interim Chair, President, and Chief Executive Officer.

(e)
Compensation reported for Mr. Salter includes normal board compensation fees paid to him in 2008 prior to his retirement from the Board in May 2008.  He did not receive a grant of DSUs or SARs during 2008.

Directors’ Outstanding Equity Awards at 2008 Fiscal-Year End

The following table provides information about non-management directors’ outstanding equity as of the end of our last fiscal year:

Name	Outstanding Stock Options and SARs	Outstanding Deferred Stock Units

John F. Bergstrom	5,709	1,545
John C. Brouillard (a)	43,209	6,052
Lawrence P. Castellani (b)	266,209	3,217
Nicholas J. LaHowchic	20,709	4,180
William S. Oglesby	32,584	6,321
Gilbert T. Ray	41,959	5,108
Carlos A. Saladrigas	58,209	4,898
Francesca Spinelli	46,959	5,318
William L. Salter (c)	40,624	-

(a)
Outstanding stock options for Mr. Brouillard reflect stock incentives awarded to him during his tenure as Interim Chair, President, and Chief Executive Officer which continue to vest during his service as a director.

(b)
Outstanding stock options for Mr. Castellani reflect those awarded to him during his tenure as our past chief executive officer and chairman and other grants awarded to him under our director compensation arrangement, all of which continue to vest during his service as a director.

(c)	Outstanding stock options for Mr. Salter reflect those awarded to him prior to 2008 during his tenure as a director.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 30, 2009.

Name	Age	Position
Darren R. Jackson	44	Chief Executive Officer and Director

Jimmie L. Wade	54	President

Kevin P. Freeland	51	Chief Operating Officer

Michael A. Norona	45	Executive Vice President, Chief Financial Officer and Secretary

Jill A. Livesay	40	Senior Vice President, Controller

Michael Marolt	53	Senior Vice President, Customer Operations Excellence Officer

Keith A. Oreson	52	Senior Vice President, Human Resources

Charles E. Tyson	47	Senior Vice President, Merchandising

Kenneth A. Wirth, Jr.	50	Senior Vice President, Customer Experience Officer

Our executive officers are elected by and serve at the discretion of our Board.  Set forth below is a brief description of the business experience of all executive officers other than Mr. Jackson, who is also a Director and whose business experience is set forth in the “Information Concerning Members of Our Board” section of this proxy statement.

Mr. Wade, President, joined us in February 1994 and has held his current position since January 2009.  From February 2008 to January 2009, Mr. Wade served as Executive Vice President, Customer Development Officer, Commercial.    From May 2005 until February 2008, Mr. Wade served as Executive Vice President, Business Development.  Mr. Wade was named President in October 1999 and was named Chief Financial Officer in March 2000.  He served as President and Chief Financial Officer through August 2003 and served as President until May 2005.  Mr. Wade also served as our Secretary from March 2000 until April 2001.  Prior to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, a regional department store company.

Mr. Freeland, Chief Operating Officer, joined us in February 2008 and has held his current position since January 2009.  From February 2008 until January 2009, Mr. Freeland served as Executive Vice President, Merchandising, Supply Chain and Information Technology.  Before joining Advance, Mr. Freeland was the President and Founder of Optimal Advantage, a boutique retail consulting firm, from September 2004 to February 2008.  Prior to establishing his own business, Mr. Freeland spent eight years with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, serving as its Vice President of Inventory, Senior Vice President of Inventory and, ultimately, President of the Musicland Division.  Mr. Freeland also spent eight years at Payless Shoe Source, a family footwear and accessories retail chain, in a variety of merchandising positions, including his final position as Vice President of Merchandise Distribution.

Mr. Norona, Executive Vice President, Chief Financial Officer and Secretary, joined us in February 2008.  Before joining Advance, Mr. Norona served as the President of Financial Services for Best Buy Co., Inc., a national retailer of consumer electronics, office products, appliances and software, from March 2007 to February 2008.  Prior to that position, he served Best Buy as Vice President of Financial Services from June 2006 until March 2007, as Vice President Finance-Retail Decision Support from May 2004 until June 2006, and as Vice President Finance-Shared Services from April 2002 until May 2004.  Prior to April 2002, Mr. Norona served in escalating financial leadership roles, ultimately as head of Finance, with Future Shop, a Best Buy subsidiary.  Mr. Norona holds the Professional Accounting Designation (CGA) and is a member of the Certified General Accountants of Canada.

Ms. Livesay, Senior Vice President, Controller, joined us in July 1995 and has served in her current position since July 2005.  During her tenure at Advance, she has served in several leadership roles in accounting and finance.   In January 2002, she became Vice President, Accounting, a position she held until October 2004, when she became Vice President, Controller.  Prior to joining Advance, Ms. Livesay worked for KPMG LLP, a public accounting firm.  Ms. Livesay is a certified public accountant.

Mr. Marolt, Senior Vice President, Customer Operations Excellence Officer, joined us in March 2008.   Before joining Advance, he served as President and CEO, of eq-life, a firm that provides consulting services with health care systems to develop new retail health care products from February 2006 to February 2008.  Prior to his position at eq-life, Mr. Marolt held multiple positions with increasing responsibilities at Best Buy Co. Inc., a national retailer of consumer electronics, office products, appliances and software, from 2002 to 2006, including Senior Vice President of Retail Operations and Services, Senior Vice President of Loss Prevention and Risk Management, Vice President of Loss Prevention and Risk Management, and Director of Loss Prevention and Risk Management.

Mr. Oreson, Senior Vice President, Human Resources, joined us in May 2005.  Before joining Advance, Mr. Oreson served as Vice President of Human Resources for Frank’s Nursery & Crafts, Inc., a lawn and garden products retailer, from 1998 to May 2005.  From 1993 to 1997, he served as Senior Vice President, Human Resources for ARAMARK Uniform Services, a provider of food services, facilities management and uniform apparel.  Prior to 1993, Mr. Oreson worked for Pizza Hut, a division of PepsiCo, where he held a variety of positions, ultimately serving as Division Director, Human Resources.

Mr. Tyson, Senior Vice President, Merchandising, joined Advance in March 2008.  Prior to joining Advance, Mr. Tyson served as Senior Vice President, Merchandising and Technology with OfficeMax, Inc. from March 2005 to February 2008.  Prior to joining OfficeMax, Mr. Tyson was President of Diversitech Group, an importer of hand and power tools from September 2001 to March 2005.  Prior to that, he worked for Office Depot, Inc. from October 1997 to September 2001 where he held multiple positions with increasing responsibilities, including Senior Vice President, Merchandising and General Merchandising Manager; Senior Vice President, World Wide Global Sourcing; and Vice President, Divisional Merchandise Manager.

Mr. Wirth, Senior Vice President, Customer Experience Officer, joined us in 1983 and has held his current position since March 2008.   He has served as a Store Manager, Division Manager, and since 1991 has held various Senior Vice President positions.  Mr. Wirth most recently served as the Senior Vice President, Store Operations – Area 5.  Prior to joining Advance, Mr. Wirth served in the United States Navy.

There are no family relationships among any of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 30, 2009 by:

●	each person or entity that beneficially owns more than 5 percent of our common stock;
●	each member of our Board;
●	each of our executive officers named in the “Summary Compensation Table” included in the “Executive Compensation” section of this proxy statement; and
●	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 30, 2009 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 95,182,092 shares of our common stock outstanding at March 30, 2009.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage

Wellington Management Company, LLP(1)	6,512,593	6.8%
75 State Street
Boston, MA 02109
FMR, LLC(2)	5,760,031	6.0%
82 Devonshire Street
Boston, MA 02109
JPMorgan Chase & Co.(3)	5,124,631	5.4%
270 Park Ave
New York, NY 10017
John F. Bergstrom (4)	4,451	*
John C. Brouillard (5)	40,915	*
Lawrence P. Castellani (6)	17,626	*
Darren R. Jackson (7)	347,077	*
Nicholas J. LaHowchic (8)	24,880	*
William S. Oglesby (9)	35,754	*
Gilbert T. Ray (10)	45,871	*
Carlos A. Saladrigas (11)	56,810	*
Francesca M. Spinelli (12)	47,481	*
Michael A. Norona (13)	106,456	*
Kevin P. Freeland (14)	93,699	*
Jimmie L. Wade (15)	511,381	*
Elwyn G. Murray, III (16)	243,077	*
Michael O. Moore	-	-
All executive officers and directors as a group (19 persons) (17)	1,934,131	2.0%

(1)
Based solely on a Schedule 13G filed with the SEC by Wellington Management Company, LLC.  Wellington Management Company, LLC, in its capacity as investment advisor, may be deemed to beneficially own 6,512,593 shares which are held of record by clients of the company, of which it has sole voting power of 5,196,203 shares.

(2)
Based solely on a Schedule 13G filed with the SEC by FMR, LLC, (“FMR”) and Edward C. Johnson, 3rd, all such shares are beneficially owned by or for entities: (a) Fidelity Management & Research Company, a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR (“FM&RC”), (b) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and a registered investment advisor, (c) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank and (d) Fidelity International Limited (“FIL”), a qualified institution.  FM&RC is the beneficial owner of 3,835,476 shares.  Mr. Johnson (Chairman of FMR), FMR (through its control of FM&RC) and Fidelity Funds each has sole dispositive power with respect to 3,835,476 shares.  Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds.  The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds.  PGALLC is the beneficial owner of 93,320 shares.  Mr. Johnson and FMR (through its control of PGALLC) each has sole dispositive voting power with respect to 93,320 shares.   PGATC is the beneficial owner of 966,760 shares.   Mr. Johnson and FMR (through its control of PGATC) each have sole dispositive and voting power with respect to 966,760 shares.  FIL is the beneficial owner of 864,475 shares of which it has sole dispositive power of 864,475 shares and sole voting power of 842,075 shares.

(3)
Based solely on a Schedule 13G filed with the SEC by JPMorgan Chase & Co., all such shares are beneficially owned by JPMorgan Chase & Co. and its subsidiaries: JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., JPMorgan Investment Advisors Inc. and JPMorgan Asset Management (UK) Ltd.

(4)	Includes 1,548 shares of our common stock issuable with respect to DSUs and 1,903 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(5)	Includes 6,064 shares of our common stock issuable with respect to DSUs and 34,403 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(6)	Includes 3,223 shares of our common stock issuable with respect to DSUs and 14,403 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(7)
Includes 126,709 shares of our common stock issuable with respect to restricted common stock; 31,618 shares of our common stock issuable with respect to DSUs and 138,750 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.

(8)	Includes 4,356 shares of our common stock issuable with respect to DSUs and 14,403 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(9)	Includes 6,333 shares of our common stock issuable with respect to DSUs and 26,278 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(10)	Includes 5,118 shares of our common stock issuable with respect to DSUs and 35,653 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(11)	Includes 4,907 shares of our common stock issuable with respect to DSUs and 51,903 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(12)	Includes 5,328 shares of our common stock issuable with respect to DSUs and 40,653 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(13)	Includes 41,754 shares of our common stock issuable with respect to restricted common stock and 46,187 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(14)	Includes 10,451 shares of our common stock issuable with respect to restricted common stock and 28,248 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(15)	Includes 19,903 shares of our common stock issuable with respect to restricted common stock and 459,675 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(16)	Includes 240,274 shares of our common stock subject to options exercisable within 60 days of March 30, 2009.
(17)
Includes 225,854 shares of our common stock with respect to restricted common stock; 71,579 shares of our common stock issuable with respect to DSUs; and 1,440,733 shares of our common stock subject to options and SARs beneficially owned and exercisable within 60 days of March 30, 2009 by our executive officers and directors.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE COMMITTEE

In an effort to align the interests of non-employee directors and members of management’s Executive Committee more closely with the interests of stockholders, the Company’s Board has adopted Stock Ownership Guidelines as follows:

Directors	Stock valued at 3 times their annual retainer
Chairman, President and CEO	Stock valued at 3 times their annual base salary
Other Executive Committee Members	Stock valued at 1 times their annual base salary

Incumbent Directors and Executive Committee Members are expected to achieve this level of stock ownership by the end of year 2012.  Current Executive Committee Members who have been in their current positions for less than two years will be given an additional two years to reach the target ownership levels.  Those individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain a designated percentage of the net shares received upon the exercise of any stock options or SARs until the guideline ownership levels have been reached.

Shares or units held by a director or an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  Currently, each director receives a portion of his or her annual retainer in the form of DSUs and is permitted to defer a portion of his or her cash retainer in the form of DSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires “insiders,” including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2008, with the following exceptions:

One transaction involving the acquisition of 5 DSU’s by Mr. Oreson as a result of dividend reinvestment was reported late on a Form 5 filed after the end of fiscal 2008.  One Form 4 to report two option exercises and 27 related sales of the underlying shares by Mr. Wade on the same day was filed three days late.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2009

Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2009.  Deloitte also served as our independent registered public accounting firm for fiscal 2008.  You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal 2009.

Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal 2009.

2008 and 2007 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for 2008 and 2007 for the following professional services:

	2008	2007
	($ in thousands)	($ in thousands)
Audit Fees (a)	$1,588	$1,968
Audit-Related Fees	370	-
Tax Fees	-	-
All Other Fees	-	-
Total	$1,958	$1,968

(a)	Fees for audit services billed in 2008 and 2007 consisted of:
	●	audit of our annual financial statements
	●	reviews of our quarterly financial statements
	●	attestation of management’s assessment and effectiveness of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404
	●	statutory and regulatory audits, consents and other services related to SEC matters

The total fees we paid to Deloitte in 2008 were consistent with those amounts we paid in 2007.  However, our  audit fees decreased about 20 percent to $1,588,000.  This decrease was primarily due to a reduction in our annual audit fee as well as services provided by Deloitte in 2007 pertaining to a financial systems upgrade and the adoption of Financial Interpretations No. 48, “Accounting for Uncertainty in Income Taxes.”  In 2008, Deloitte also provided audit-related due diligence services totaling $370,000 pertaining to a potential acquisition.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2008.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

OUR BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2009.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board.  We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.  Advance’s Board has determined the committee’s current chair, Mr. Saladrigas, is the Audit Committee “financial expert,” as defined by SEC rules.

Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Advance’s independent registered public accounting firm, or “independent accountants,” are responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States, and on the representations of independent accountants included in their report on Advance’s financial statements.

During 2008 we met nine times, including five times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2008 and subsequent to the end of the year, we:

●	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2008;
●	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;
●	met with management and the independent accountants to review and approve the fiscal year 2008 audit plan;
●	met regularly with both the independent accountants and members of internal audit outside the presence of management;
●	met with management and the independent accountants to review the audited financial statements for the year ended January 3, 2009, and internal controls over financial reporting as of January 3, 2009;
●	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
●	reviewed and discussed the quarterly earnings press releases and other financial press releases;
●	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
●	reviewed the processes by which risk is assessed and mitigated; and
●	completed all other responsibilities under the Audit Committee charter.

We have discussed with the independent accountants the matters required by PCAOB AU 380, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and SEC Rule 2-07 of Regulation S-X, which includes a review of significant accounting estimates and Advance’s accounting practices.  In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended January 3, 2009.

We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence, and have determined the provision of the non-audit services are compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as Advance’s independent registered public accounting firm for fiscal year 2009.

We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended changes, which were approved by the Board.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair
John C. Brouillard
Nicholas J. LaHowchic

OTHER MATTERS

A copy of our 2008 annual report to stockholders is being mailed to each stockholder of record together with this proxy statement.  The annual report is not part of our proxy soliciting material.

By order of the Board of Directors,

Michael A. Norona
Executive Vice President,
Chief Financial Officer and Secretary

Roanoke, Virginia
April 14, 2009

Advance Auto Parts
Keep the wheels turning.

5008 AIRPORT ROAD
ATTN: CORPORATE SECRETARY
ROANOKE, VA 24012

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2009. Have the attached proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
In order to reduce the costs incurred by Advance Auto Parts, Inc. in mailing proxy materials, a shareholder can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate agreement to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time on May 19, 2009. Have the attached proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL
Mark, sign and date the attached proxy card and return it in the postage-paid envelope we have provided or return it to Advance Auto Parts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If voting by Internet or by telephone, there is NO need to mail back the attached proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M12051 KEEP THIS PORTION

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

Our Board of Directors recommends a vote "FOR" all Nominees listed in Proposal 1 and "FOR" Proposal 2.

Vote On Directors

	For All	Withhold All	For All Except
1. Elect seven Directors for a term expiring in 2010.	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John F. Bergstrom
02) John C. Brouillard
03) Darren R. Jackson
04) William S. Oglesby
05) Gilbert T. Ray
06) Carlos A. Saladrigas
07) Francesca M. Spinelli

Vote On Proposal

	For	Against	Abstain
2. Ratify the appointment by our audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.	0	0	0

3. Transact other business that may properly come before the meeting or any meetings held upon any postponement or adjournment of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2009 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com

For address changes and/or comments, please check this box and write them on the back where indicated. 0

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement/Annual Report are available at www.proxyvote.com.

M12052

- PROXY - Advance Auto Parts *Keep the wheels turning.* **- PROXY -**

This Proxy is Solicited on Behalf of the Board of Directors of Advance Auto Parts, Inc.

THE UNDERSIGNED hereby appoints each of Darren R. Jackson and Michael A. Norona as a proxy with full power of substitution, to vote all shares of common stock of ADVANCE AUTO PARTS, INC. which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of ADVANCE AUTO PARTS, INC., to be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Ave., NW, Roanoke, Virginia 24016 on Wednesday, May 20, 2009 at 8:30 a.m., local time (EDT), and any adjournments thereof, as specified by the undersigned, and to vote in his discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 and FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2009 ANNUAL MEETING IS HEREBY ACKNOWLEDGED.

Address Changes/Comments: ____________________

____

(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.